UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2016

GOODRICH PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12719	76-0466193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

801 Louisiana, Suite 700 Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 780-9494

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership

On April 15, 2016, Goodrich Petroleum Corporation (the “Company”) and its subsidiary Goodrich Petroleum Company, L.L.C. (together with the Company, the “Debtors”) filed voluntary petitions (the cases commenced thereby, the “Chapter 11 Cases”) seeking relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for Southern District of Texas (the “Court”) to pursue a pre-packaged Chapter 11 plan of reorganization (the “Plan”). The Debtors have filed a motion with the Court seeking joint administration of the Chapter 11 Cases under the caption In re Goodrich Petroleum Corporation, et. al (Case No. 16-31975). The Debtors will continue to operate as debtors-in-possession under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and an order of the Court. The Company has filed a series of first day motions with the Court that will allow it to continue to conduct business without interruption. These motions are designed primarily to minimize the impact on the Company’s operations, customers and employees.

The Company expects to continue operations in the normal course during the pendency of the Chapter 11 Cases, and anticipates making royalty payments and payments to working interest owners when due. Employees should expect no change in their daily responsibilities and to be paid in the ordinary course.

Court filings and other information related to the Chapter 11 Cases are available at a website administered by the claims agent, BMC, at www.bmcgroup.com/goodrich.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

The commencement of the Chapter 11 Cases described in Item 1.03 above constitutes an event of default that accelerated the Company’s obligations under the following debt instruments (collectively, the “Debt Instruments”):

•	Second Amended and Restated Credit Agreement, dated as of September 22, 2009, by and among Goodrich Petroleum Company, L.L.C., as borrower, the guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto;

•	Indenture, dated as of December 6, 2006, between Goodrich Petroleum Corporation and Wells Fargo Bank, National Association, as trustee, relating to approximately $429,000 aggregate outstanding principal amount of 3.25% Convertible Senior Notes due 2026;

•	Indenture, dated as of September 28, 2009, and First Supplemental Indenture, dated as of September 28, 2009, between Goodrich Petroleum Corporation and Wilmington Trust, National Association, as trustee, relating to approximately $6.7 million aggregate outstanding principal amount of 5.00% Convertible Senior Notes due 2029;

•	Indenture, dated as of September 28, 2009, and Third Supplemental Indenture, dated as of August 26, 2013, among Goodrich Petroleum Corporation, Goodrich Petroleum Company, L.L.C., as guarantor, and Wilmington Trust, National Association, as trustee, relating to approximately $94.2 million aggregate outstanding principal amount of 5.00% Convertible Senior Notes due 2032;

•	Indenture, dated as of March 2, 2011, among Goodrich Petroleum Corporation, Goodrich Petroleum Company, L.L.C., as guarantor, and Wilmington Trust, National Association, as trustee, relating to approximately $116.8 million aggregate outstanding principal amount of 8.875% Senior Notes due 2019;

•	Indenture, dated as of March 12, 2015, and First Supplemental Indenture, dated as of October 1, 2015, among Goodrich Petroleum Corporation, the Goodrich Petroleum Company, L.L.C., as guarantor, and U.S. Bank National Association, as trustee, relating to approximately $100 million aggregate outstanding principal amount of 8.00% Second Lien Senior Secured Notes due 2018;

•	Indenture, dated as of September 8, 2015, and First Supplemental Indenture, dated as of September 8, 2015, among Goodrich Petroleum Corporation, Goodrich Petroleum Company, L.L.C., as guarantor, and Wilmington Trust, National Association, as trustee, relating to approximately $6.0 million aggregate outstanding principal amount of 5.00% Convertible Exchange Senior Notes due 2032; and

•	Indenture, dated as of October 1, 2015, among Goodrich Petroleum Corporation, the Goodrich Petroleum Company, L.L.C., as guarantor, and U.S. Bank National Association, as trustee, relating to approximately $75 million aggregate outstanding principal amount of 8.875% Second Lien Senior Secured Notes due 2018.

The Debt Instruments provide that as a result of the Bankruptcy Petitions, the principal and interest due thereunder shall be immediately due and payable. However, any efforts to enforce such payment obligations under the Debt Instruments will be automatically stayed as a result of the Chapter 11 Cases, and the creditors’ rights of enforcement in respect of the Debt Instruments will be subject to the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press Release issued April 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2016

GOODRICH PETROLEUM CORPORATION

By:	/s/ Michael J. Killelea
Michael J. Killelea
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued April 15, 2016.